Exhibit 10.2

Reference is hereby made to that certain First Amended and Restated Forbearance Agreement, dated as of July 15, 2020 (as amended, the “Forbearance Agreement”), by and among Jill Acquisition LLC, a Delaware limited liability company (“Borrower”), J.Jill, Inc., a Delaware corporation (as successor to Jill Holdings LLC, a Delaware limited liability company, “Holdings”), the other Guarantors party thereto, Jefferies Finance LLC, as Administrative Agent (the “Administrative Agent”), and the Lenders party thereto (each a “Forbearing Lender” and, together, the “Forbearing Lenders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Forbearance Agreement.

Pursuant to Section 8.05 of the Forbearance Agreement, the Forbearance Agreement may only be amended or modified in writing by the Credit Parties, the Required Forbearing Lenders, and, to the extent relating to the rights or obligations of the Administrative Agent, the Administrative Agent, in each case, subject to any additional requirements under the Credit Agreement, if applicable; provided that any such amendment may be effectuated through e-mail confirmation among the Credit Parties, the Required Lenders and the Administrative Agent.

The Credit Parties have requested, notwithstanding the terms and conditions of the Forbearance Agreement, that the Administrative Agent and the Required Forbearing Lenders consent to and approve the following amendments to the Forbearance Agreement:

1.	The reference to “August 27, 2020” in Section 2.02(a) of the Forbearance Agreement shall be replaced with “September 1, 2020”;

2.	The reference to “August 27, 2020” in Section 3.01(a)(i) of the Forbearance Agreement shall be replaced with “September 1, 2020”;

3.	The reference to “August 26, 2020” in Section 3.01(a)(ii) of the Forbearance Agreement shall be replaced with “August 31, 2020”; and

4.	The reference to “August 27, 2020” in Section 4.02 of the Forbearance Agreement shall be replaced with “September 1, 2020” (collectively, the “Proposed Amendments”).

We have been authorized on behalf of the Required Forbearing Lenders to consent to and approve the Proposed Amendments. Such consent agreed to herein (i) is strictly limited to the Proposed Amendments, (ii) shall not extend nor be deemed to extend to any other Event of Termination, Default or Event of Default that may now exist or hereafter arise under the Forbearance Agreement, the Credit Agreement or any of the other Credit Documents, whether similar or dissimilar to the matters consented to herein, or to any other covenant, representation, warranty, or agreement under the Forbearance Agreement, the Credit Agreement or any of the other Credit Documents, (iii) shall not impair, restrict or limit any right or remedy of the Administrative Agent or any Forbearing Lender with respect to the Forbearance Agreement, the Credit Agreement or any of the other Credit Documents, (iv) is subject to an amendment to the ABL Credit Agreement, which provides for corresponding extensions of the similar dates contained in Sections

2.02 and 6.01(b) thereof, and (v) shall not constitute any course of dealing or other basis for altering any obligation of the Credit Parties or any right, privilege or remedy of the Administrative Agent and the Forbearing Lenders under the Forbearance Agreement, the Credit Agreement or any of the other Credit Documents. Other than the Proposed Amendments, all of the other terms, provisions and conditions of the Forbearance Agreement shall remain unaltered and in full force and effect.

The effectiveness of the Proposed Amendments (including the consent of the Forbearing Lenders thereto) is further subject to our receipt of the consent (which may be made via email) of (i) the Credit Parties and (ii) the Administrative Agent to the Proposed Amendments upon the terms and conditions set forth herein. We have copied the Agent and its counsel on this email.

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